Exhibit 99.1 - News Release – Management Agreement with Berkshire Hathaway, Inc.

201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee Enterprises will manage Berkshire Hathaway
newspaper and digital operations in 30 markets

DAVENPORT, Iowa (June 26, 2018) – Lee Enterprises, Incorporated (NYSE: LEE), has joined with BH Media Group, Inc, in an agreement for Lee to manage Berkshire Hathaway's newspaper and digital operations in 30 markets, beginning July 2, 2018. The agreement provides Lee with flexibility to implement revenue initiatives and business transformation consistent with how it manages its own newspaper and digital operations in 49 markets, while Berkshire Hathaway continues as owner of BH Media.

Warren E. Buffett, chairman and CEO of Berkshire Hathaway, said: "I love our newspapers and am passionate about the vital role they serve in our communities. Although the challenges in publishing are clear, I believe we can benefit by joining efforts. Lee Enterprises' growth in digital market share and revenue has outpaced the industry. Lee also has led the industry in overall innovation and performance, all while faithfully fulfilling its public trust as an indispensable source for local news, information and advertising. Our missions and goals match exactly, our markets are similar, and we both have excellent managers. Operating together will strengthen both of us, and Lee is logical to lead the process."

Mary Junck, executive chairman of Lee Enterprises, said, "Berkshire Hathaway has been a significant investor across our capital structures for years, most recently in the $94 million refinancing of our Pulitzer Notes, which we redeemed in 2015, two years ahead of schedule. Our relationship has been positive for both and has become a foundation for us to come together in this agreement."

She added: "This is an attractive strategic alliance for Lee, as it enables us to generate more cash flow, speed our debt reduction, enhance our industry leadership and further advance our abilities as we introduce our digital and print strategies at BH Media properties. Also, we are honored to be trusted by Warren Buffett and Berkshire Hathaway, among the most admired business icons in history. The publishing business is in transition, to be sure, but we remain positive about our future, as many print opportunities remain and digital audiences and revenue continue to grow and flourish."

Kevin D. Mowbray, Lee president and CEO, said the management agreement has an initial term of five years and that Lee will receive an annual fixed fee of $5 million plus a significant percentage of profits over benchmarks. He said the operating framework gives Lee broad latitude to manage, while strategic decisions will be agreed upon jointly. He noted that BH Media will retain editorial control, consistent with Lee's policy of local editorial decision-making.

"In addition to the primary benefit of deploying Lee's successful strategies at BH Media, this alliance provides a significant expansion of operating scale, adding 30 markets to our own 49," he said.

"Together, we will have new opportunities across the board, especially in digital sales, advertising customer relationships, shared services and contracts with vendors and suppliers."

In addition to 30 daily newspaper and digital operations, BH Media Group includes 47 paid weekly newspapers with websites and 32 other print products, reinforcing its position as, like Lee, the primary source for local news, information and advertising. Daily newspapers include:
•	ALABAMA: Dothan Eagle, Opelika-Auburn News
•	IOWA: The Daily Nonpareil in Council Bluffs
•	NEBRASKA: Omaha World-Herald, The Grand Island Independent, Scottsbluff Star-Herald, The North Platte Telegraph, Kearney Hub, York News-Times
•	NEW JERSEY: The Press of Atlantic City
•	NORTH CAROLINA: Winston-Salem Journal, Greensboro News & Record, The News Herald in Morganton, The McDowell News, Statesville Record and Landmark, Hickory Daily Record
•	OKLAHOMA: Tulsa World
•	SOUTH CAROLINA: The Florence Morning News
•	TEXAS: The Eagle in Bryan-College Station, Waco Tribune-Herald.
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VIRGINIA: Richmond Times-Dispatch, The Daily Progress in Charlottesville, The Roanoke Times, Bristol Herald Courier, News & Advance in Lynchburg, Martinsville Bulletin, Danville Register & Bee, The Free Lance-Star in Fredericksburg, Culpeper Star-Exponent, The News Virginian in Waynesboro.

The contract excludes management of BH Media television assets, as well as Berkshire Hathaway's separate newspaper, The Buffalo News.

Conference call
Lee has scheduled a conference call and audio webcast for 11:00 a.m. CDT today. The live webcast will be accessible at http://tinyurl.com/Leecall. The webcast also will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only line by dialing toll free 800-967-7154 and entering a passcode of 583485 at least five minutes before the scheduled beginning. Participants on the listen-only line will not have the opportunity to ask questions.

About Lee Enterprises
Lee Enterprises is based in Davenport, IA, and is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information, please visit lee.net.

Forward-looking statements
Certain statements contained in the news release are "forward looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations. Details about risks associated with forward-looking statements are included in recent SEC filings. Lee does not update forward-looking statements.

Contact: Dan Hayes, IR@lee.net, 563-383-2100

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